AGREEMENT


     This Agreement is entered as of May 5, 1995, between The

Perkin-Elmer Corporation (herein referred to as the "Company")

and Riccardo Pigliucci (herein referred to as "Employee").

     WHEREAS, Employee has rendered valuable services to the

Company during the past 29 years, and during that time has

been uniquely disadvantaged due to his work location being in various countries where his pension benefits have not

consistently accrued as they otherwise would have; and

     WHEREAS, the Board of Directors of the Company regards

the services of Employee, who currently holds the position of

President and Chief Operating Officer of the Company, as

having been uniquely important to the Company's operations;

and

     WHEREAS, the Board of Directors of the Company and

Employee wish to terminate the Employee's employment with the

Company on the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of Employee's past

service to the Company and the other mutual covenants

contained herein, the parties agree as follows:

     1. The Company shall obtain, within ten days following

execution of this Agreement, an irrevocable annuity payable to the Employee consistent with the terms set forth in Exhibit A to this Agreement.

     2.  A.    Immediately upon execution of this Agreement by

both the Company and Employee, Employee shall tender to the

Board of Directors of the Company his resignation as an

employee, officer, and director of the Company and its

subsidiaries, such resignation to be in the form attached

hereto as Exhibit B.  Such resignation, when effective, is

hereinafter referred to as the "Termination."  Employee also agrees to cooperate with the Company's reasonable requests in

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connection with effectuating such resignation, such as, for example, executing resignation letters for subsidiaries of the

Company.

        B.  Commencing with the Termination, the Company

agrees to:

        i) Pay to Employee seventy-eight (78) equal biweekly

        installments of

        $17,308 each, commencing with the payroll period

        immediately following the Termination and ending at a

        date three years thereafter.  Employee understands

        that the Company will deduct from these payments

        withholding taxes and other deductions in accordance

        with normal Company practices.

        ii)Consider Employee on a personal leave of absence

        from the Company for a period of 24 months following

        the Termination solely in order to be eligible for

        the following benefits and any other similar benefits

        in effect at the time of Termination:

        a) Coverage under the applicable provisions of the

        Company's CHOICE    Program for medical, dental, and

        basic life insurance; and

        b) Participation in the Retirement Plan, Supplemental

        Retirement Plan, and     Profit Sharing and Savings

        Plan.

        iii)   Provide medical insurance benefits to Employee

        and Employee's eligible family comparable to

        (including cost sharing) those provided under the

        Company's CHOICE Program, during the period of time

        between the end of the leave of absence period

        referenced in Section 2.B(ii) and Employee's sixty-

        fifth birthday and following Employee's sixty-fifth

        birthday provide medical insurance benefits to

        Employee and Employee's eligible family comparable to

        (including cost sharing) those provided under the

        Company's medical insurance plans (including any

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


        plans supplemental to Medicare or any program that is

        a successor to Medicare) to the Company's retirees as

        if Employee had continued in employment with the

        Company until his sixty-fifth birthday and retired on

        that date.  Medical insurance benefits prior to age

        65 shall terminate if and when Employee commences

        work for another employer with similar coverage, and

        the obligation to provide medical insurance benefits

        subsequent to age 65 will terminate when Employee

        commences work for another employer that provides any

        post-65 retiree medical benefits for which Employee

        is eligible.

        iv)All benefits under Sections 2.B(ii) and (iii) will

        be provided in accordance with the benefit plan

        provisions in effect at the time such benefits are

        provided to Employee and/or Employee's eligible

        family.  Employee acknowledges that the Company has

        reserved the right to alter, amend or terminate such

        plans, but for purposes of any such alteration,

        amendment or termination, Employee should be treated

        comparably to other senior officers of the Company

        and as if he had continued in employment with the

        Company until his 65th birthday and retired on that

        date.

     C. Immediately following the Termination, the stock

options previously granted to Employee pursuant to the

Company's stock option plans shall become fully vested.  The last day of the above-described leave of absence (the "Leave

Termination Date") will be treated as Employee's termination date for purposes of rights associated with any options held by the Employee under the Company's Stock Option Plans and

Stock Purchase Plan.

     D. Employee's Deferred Compensation Contract with the

Company shall be fully vested and non-forfeitable upon

Employee's attainment of age sixty (or upon his earlier death)

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


and shall be paid over a period of ten years commencing on

Employee's sixtieth birthday (or on the date of his earlier

death).

     E. For a period of 36 months following the Termination,

the Company shall provide Employee with use of a company car and reimbursement of operating expenses as provided under

current Company policy and consistent with Employee's prior

position as President and Chief Operating Officer.  During the

37th month following the Termination, the Company shall permit

Employee to purchase said car at its then market value, such value to be determined in good faith by the Company.  In the event Employee commences work for another Employer which

provides Employee with use of a comparable car, the above

stated 36 month period will be deemed to have elapsed.

     F. Immediately following Termination, the Company shall

make available to Employee the services of an outplacement

consultant in accordance with the Company's standard

arrangements with Drake Beam Morin Inc. or with whatever

substantially similar firm with whom the Company is doing

business at the time of Termination and will provide financial planning and tax preparation services consistent with the

Company's practice for senior management personnel for a

period of 36 months following the Termination.

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


     G. The Company shall pay to Employee a share of the

Contingent Compensation award for fiscal year 1995 that would otherwise be made to Employee on a prorata basis for that

portion of the fiscal year prior to Employee's Termination.

Such payment shall be made on or about the time Contingent

Compensation awards for that fiscal year are made to other

eligible employees.  Employee shall not be eligible for any

Contingent Compensation award associated with fiscal years

following the Termination.

     3. Employee acknowledges and agrees that the benefits

provided under Section 2 are in lieu of and in excess of the

Company's standard severance benefits.  Employee understands and agrees that, except for pension or other retirement

benefits to which the Employee may be entitled under the

Company's standard retirement programs, Employee shall receive no further wage, vacation, severance or other benefits from

the Company beyond those described in Section 2.  Furthermore,

upon Employee's commencing receipt of benefits pursuant to

Section 2, Employee's Employment Agreement dated November 21,

1991 with the Company shall immediately terminate.

        4.  A. Employee agrees not to:

        i)   for a period of 36 months following the

        Termination, solicit for employment, either directly

        or through any corporation or other business entity

        of which Employee may become an officer, director,

        employee, or agent, any then current employee(s) of

        the Company, who were employed by the Company prior

        to the Termination, for any business activities,

        whether competitive or not;

        ii)   make any derogatory statement, public or

        otherwise, concerning the Company, its officers, or

        its directors;

        iii)   criticize, denigrate, or disparage the

        Company, its officers, or its directors;

        iv)   assist or participate in any activities that

        would trigger a "Change in Control" as such term is

        defined in Employee's former Employment Agreement

        dated November 21, 1991 with the Company;

        v)   initiate, participate, or assist in any activity

        specifically directed toward, and not solicited by,

        the Company, its officers, or its directors other

        than good faith, commercially acceptable activities

        between business competitors; and

        vi)   engage in any other activities, directly or

        indirectly, which may be deemed contrary to the best

        interests of the Company, its officers, or its

        directors.

Notwithstanding Section 4.A(vi) but subject to the other

restrictions in this Section 4, the parties acknowledge and

agree that Employee shall not be prevented from entering into employment with, and carrying out his legitimate obligations to, business associations which may be competitive with the

Company's businesses.

     B. The Company, its officers, and its directors agree not

to make any derogatory statement, public or otherwise,

concerning Employee.  The Company and Employee also agree to the Company making a press release in the form attached hereto as Exhibit C.  The Company shall not make any other press

releases regarding the Employee without Employee's prior

consent, such consent not to be withheld unreasonably.

     C. Employee is reminded of the terms of Employee's

confidentiality agreement with the Company, which, among other things, prohibits Employee from using, or disclosing to

others, any confidential business or technical information

belonging to the Company, and Employee expressly acknowledges his understanding and agreement that such confidentiality

agreement remains in full force and effect.  Employee also

acknowledges that, in his capacity as an officer of the

Company, he has regularly been privy to confidential or

proprietary information that he will not disclose or misuse

following the Termination.  Employee also agrees to return

promptly to the Company all files, documents, records, credit cards, keys, and any other Company property in his possession,

custody or control.  This paragraph shall be deemed a material term of this Agreement.

     D. In consideration of the benefits under this Agreement,

Employee releases, waives, and forever discharges the Company,

any related companies, any Company insurer or benefit plan, and the past or present employees, officers, representatives,

agents and directors of any of them from all claims, demands,

actions, suits, covenants, contracts, agreements, promises and liabilities of any kind whatsoever, known or unknown which

Employee, Employee's heirs, executors or assigns may have had,

now have or could in the future have including, without

limitation, those based on Employee's employment with the

Company, or the termination of that employment.  This

includes, for example, but is not limited to a release of any rights or claims Employee may have under the Age

Discrimination in Employment Act, which prohibits age

discrimination in employment; Title VII of the Civil Rights

Act of 1964, which prohibits discrimination in employment

based on race, color, national origin, religion or sex, the

Equal Pay Act, which prohibits paying men and women unequal

pay for equal work, or any other federal, state or local laws or regulations prohibiting employment discrimination.  This

also includes, but is not limited to, a release by Employee of any tort or contract claims, and any claims for wrongful

discharge.  The foregoing release ("Release") covers both

claims that Employee knows about and those he may not know

about.

        This Release does not include, however, a release of

Employee's right, if any, to benefits under the Company's

pension and profit sharing plans, whether qualified or non-

qualified for federal income tax purposes, a release of any

claim made by Employee under any welfare benefit plan prior to the signing of this Agreement, or a release of any rights or claims that Employee may have under the Age Discrimination in

Employment Act which arise after the date the Employee signs this Release.  Furthermore, this Release does not include a

release of any rights of Employee or Employee's heirs,

executors, or assigns relating to enforcement of obligations of the Company:  (i) under this Agreement; or (ii) pertaining to indemnification of Employee as an officer, director, or

employee of the Company.

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



        Employee further promises never to file or join in a

lawsuit or other proceeding asserting any claims that are

released hereby.  Nothing in this Agreement shall be inferred to be an admission of any fault by the Company.

     E. Employee understands that Employee has been given a

period of 21 days to review and consider this Agreement before signing it.  Employee further understands that Employee may

use as much of this 21 day period as Employee wishes prior to signing.  EMPLOYEE IS STRONGLY ENCOURAGED TO CONSULT WITH AN

ATTORNEY BEFORE SIGNING THIS AGREEMENT.  EMPLOYEE REPRESENTS

THAT HE HAS DONE SO AND ACKNOWLEDGES THAT HE HAS BEEN

REPRESENTED BY COUNSEL IN THE PREPARATION OF THIS AGREEMENT.

     F. Employee may revoke this Agreement within seven (7)

days of signing it by hand delivering a written notice of

revocation to the Secretary of the Company.  If Employee

revokes this Agreement, it will not become effective, the

letter of resignation will be considered rescinded, and

Employee will not receive the benefits specified in this

Agreement.

     5. All of the Company's obligations hereunder beyond those otherwise required by law are specifically subject to Employee fulfilling completely each of the promises and requirements set forth in this Agreement.  Employee's failure to comply with

each promise and requirement herein shall be cause for the

immediate termination of any remaining payments or benefits

accorded Employee by the terms of this Agreement.  In addition,

the Company expressly reserves the right to exercise any other legal remedies to which it may be entitled.

     6. The Employee shall not be required to mitigate damages

or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by

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


any compensation earned by the Employee as the result of

employment by another employer after the Termination, or

otherwise.

     7. This Agreement is governed by, and is to be construed

and enforced in accordance with, the laws of the State of

Connecticut.  If under such law any portion of this Agreement is at any time deemed to be in conflict with any applicable

statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if

that is not possible, to be omitted from this Agreement; and

the invalidity of any such portion shall not affect the force,

effect and validity of the remaining portion hereof.  However,

in connection with the enforceability of the Release, should the Employee attempt to challenge the enforceability of the

Release, the Employee shall initially tender to the payor, by certified checks delivered to the Company, all cash amounts

received pursuant to this Agreement, plus interest, and invite the Company to cancel this Agreement.  In the event the

Company accepts this offer, this Agreement shall be canceled.

In the event the Company does not accept this offer, the

Company shall so notify the Employee and the amount tendered by the Employee shall be placed in an interest-bearing account pending a determination of the enforceability of the Release.

If the Release is determined to be enforceable, the amount in the account shall be repaid to the Employee, minus the

attorneys fees and court costs incurred by the Company in

responding to the challenge, which the Company shall retain.

If the Release is determined not to be enforceable, the amount in the account shall be retained by the Company or its

designee.

     8. All notices under this Agreement shall be in writing

and shall be deemed effective when delivered in person (in the

Company's case, to its Secretary) or seventy-two (72) hours

after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail -- addressed, in the case of the Employee, to him at the last address recorded in

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



Employee's personnel file, and in the case of the Company, to its corporate headquarters, attention of the Secretary, or to such other address as Employee or the Company may designate in writing at any time or from time to time to the other party.

In lieu of personal notice or notice by deposit in the U.S.

mail, a party may give notice by telegram, confirmed facsimile or telex.

     9. The Company will require any successor or assign

(whether direct or indirect, by purchase, merger,

consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form

and substance satisfactory to the Employee, expressly,

absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such

succession or assignment had taken place.  Any failure of the

Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Employee to the

immediate receipt of all amounts not yet paid pursuant to

Section 2.B(i) and the net present value of the fully vested

Deferred Compensation Contract in lieu of the benefit

specified in Section 2.D.  As used in this Agreement,

"Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as

aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of

law.

     10.  This Agreement shall be binding on and inure to the

benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors,

heirs, distributees, devisees and legatees.  If the Employee should die while any amounts are still payable to him under

Section 2.B(i) and 2.G, all such amounts, unless otherwise

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



provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other

designee or, if there be no such designee, to the Employee's estate.

     11.  This Agreement may be amended only by a subsequent

written agreement of Employee and the Company.

     12.  To the extent Employee has been successful on the

merits in seeking to obtain or enforce any right or benefit

provided by the Agreement following Termination, the Company shall reimburse Employee for all actual and reasonable legal fees and related expenses incurred by Employee in connection therewith.  Additionally, in the event of a "Change in

Control" as such term is defined within Employee's former

Employment Agreement dated November 21, 1991, the Company

and/or its successor or assignee shall thereafter reimburse

Employee for all actual and reasonable legal fees and related expenses incurred by Employee in seeking to obtain or enforce any right or benefit provided by the Agreement following

Termination unless Employee's action has been determined by

arbitration, as hereinafter provided, to have been frivolous.

        Any dispute or controversy arising out of or related

to this Agreement shall be settled exclusively by binding

arbitration as provided in the Arbitration Agreement attached as Exhibit D.

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




        IN WITNESS WHEREOF, the parties hereto have executed

this Agreement as of the year and day first above written.

                              THE PERKIN-ELMER CORPORATION


                              By:  /s/ Richard H. Ayers
                                   Richard H. Ayers
ATTEST:


By:  /s/ W. B. Sawch



ACCEPTED AND AGREED:


/s/ Riccardo Pigliucci
Riccardo Pigliucci


                             -12-